EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.    201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 AM        February 22, 2018

United Bancorp, Inc. Increases Quarterly Cash Dividend Payment from $0.12 to $0.13 per Common Share Producing a Forward Yield of 4.33%

MARTINS FERRY, OHIO ◆◆◆ On February 21, 2018, the Board of Directors of United Bancorp, Inc. (NASDAQ: UBCP) increased the first quarter cash dividend payment to $0.13 per common share from the previous quarterly cash dividend level of $0.12 per common share. Scott A. Everson, President and Chief Executive Officer of UBCP indicated, “Our Company’s most recent increase in the regular cash dividend payout level is in recognition of the passage of the Tax Cuts and Jobs Act enacted on December 22, 2017, which is projected to lead to an increase in the level of earnings that we realize in the current year. After increasing the regular cash dividend payout level by $0.01 in the third quarter of 2017 and paying a special cash dividend of $0.05 in the fourth quarter of 2017, this is the third consecutive quarter that our Company has either increased the regular cash dividend payout level or paid a special cash dividend to its loyal shareholders.” Everson concluded, “Returning capital to our valued shareholders through paying solid cash dividends is one of the primary focuses of our Company. At our current regular cash dividend payout level, UBCP’s dividend yield is nearly twice that presently seen within our industry.” With this increase in the first quarter cash dividend payment, UBCP will pay a regular cash dividend of $0.52 on a forward basis in 2018, which represents an increase of $0.06 per share, or 13%, over the previous year and produces a forward yield of 4.33% based on UBCP’s most recent closing price. This first quarter dividend payment will be for shareholders of record on March 9, 2018 and payable on March 20, 2018.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $459.3 million and total shareholder’s equity of $43.9 million as of December 31, 2017. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.